SYMBOLLON CORPORATION
                                     [LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 23, 2001



TO THE STOCKHOLDERS OF SYMBOLLON CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Corporation, a Delaware corporation (the "Company"), will be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 23, 2001 at 10:00 a.m., local time, for the following purposes:

1. To consider and act upon the election of two directors as Class II directors to serve on the Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2004;

2. To consider and act upon a proposal to amend the Company's Certificate of Incorporation changing the Company's name to Symbollon Pharmaceuticals, Inc.;

3. To consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the current fiscal year ended December 31, 2001; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 2, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.



                              By the order of the Board of Directors,

                                          PAUL C. DESJOURDY
                                         Assistant Secretary

Dated: April 9, 2001

                              SYMBOLLON CORPORATION

                                 37 LORING DRIVE
                            FRAMINGHAM, MA 01702-8768
                                 (508) 620-7676

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Corporation (the "Company" or "Symbollon") for the Annual Meeting of Stockholders to be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 23, 2001 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Assistant Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: (1) for the election of the nominees set forth under the caption "Election of Directors;" (2) for the amendment to the Certificate of Incorporation to change the name of the Company set forth under the caption "Change in Company Name," (3) for the ratification of the appointment of BDO Seidman, LLP as the independent auditors of the Company.

         The approximate date on which the Company intends to mail or otherwise deliver copies of this Proxy Statement and the accompanying form of proxy to the Company's stockholders is April 10, 2001.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of the Company's Class A Common Stock, $.001 par value per share (the "Common Stock"), of record as at the close of business on April 2, 2001, are entitled to vote at the meeting. On the record date there were issued and outstanding 4,264,538 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding shares of Common Stock, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominees as directors. The affirmative vote of a majority of the outstanding shares is necessary to amend the Certificate of Incorporation to change the name of the Company and to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes, but not in the tabulation of the votes cast on proposals presented to stockholders.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and employees of the Company may solicit proxies by telephone or other means of communication. The Company, through its transfer agent, will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares of Common Stock held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares and will reimburse them for their reasonable expenses in forwarding the proxy material.

                               BOARD OF DIRECTORS

Election of Directors

         Pursuant to the Company's Certificate of Incorporation, as amended, the Company's Board of Directors, which currently consists of five members, is divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class II directors expire at this Meeting. The terms of the Class III and Class I directors will expire at the 2002 and 2003 Annual Meetings of Stockholders, respectively. Two directors are to be elected at this Meeting to fill the terms of the Class II directors that expire at this Meeting. The Board of Directors has proposed James C. Richards and Richard F. Maradie as nominees for reelection as Class II directors of the Company at this Meeting. If elected to be Class II directors, such nominees will serve until the expiration of their terms at the Annual Meeting of Stockholders in 2004 and until their successors are elected and qualified.

         Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote at the meeting the shares of Common Stock to which the proxy relates to elect the nominees named above. Each of the nominees is currently a director of the Company. The Board of Directors recommends that these nominees be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

Members of the Board of Directors

         The following table provides the names and ages of the nominees and the other members of the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

                               Director     Principal Occupation, Other Business
         Name              Age  Since       Experience and Other Directorships

              Nominees for Election as Class II Directors to Serve
                  Until the 2004 Annual Meeting of Stockholders

James C. Richards, Ph.D....53   1991     President, Chief Executive Officer and
                                         a director of EdgeLight BioScience,
                                         Inc., a privately held company
                                         specializing in waveguide technologies,
                                         since October 2000.  President,  Chief
                                         Executive Officer and a director  of
                                         IntelliGene, Inc., a privately held
                                         company specializing in DNA probe
                                         technologies, from October 1995 to
                                         September 2000.  President and Chief
                                         Executive Officer of the Company from
                                         May 1991 to September 1995 and
                                         Treasurer of the Company from May
                                         1991 to May 1994.  Managing Director
                                         and principal stockholder of Carlton
                                         Bio  Venture  Partners,  a  consulting
                                         firm specializing in financing and
                                         acquisition of healthcare, medical
                                         products and biotechnology companies
                                         from 1990 to 1991. Director of business
                                         planning  and  development  for
                                         Gene-Trak  Systems,  a joint venture
                                         originally between AMOCO Corporation
                                         and Integrated Genetics, Inc., engaged
                                         in developing diagnostic test devices
                                         using DNA probes for the healthcare and
                                         food industries, from 1986 to 1990.

Richard F. Maradie.........53   1998     Consultant to various  companies since
                                         September 2000.  Senior Vice President
                                         of Commercial Development of  Oakwood
                                         Laboratories, a private
                                         biopharmaceutical company developing
                                         drug delivery technologies, from  April
                                         1998 to September 2000.  President,
                                         Chief Executive  Officer and a director
                                         of Novavax, Inc., a public
                                         biopharmaceutical  company developing
                                         topical and oral drug delivery
                                         technologies, from March 1997 to August
                                         1998.  President, Chief Executive
                                         Officer and a director of Protyde
                                         Pharmaceuticals,   Inc.,   a  private
                                         biopharmaceutical company developing
                                         products for the diagnosis  and
                                         treatment of cancer, from 1994 to 1997.
                                         Executive Vice President and Chief
                                         Operating Officer of

                               Director     Principal Occupation, Other Business
         Name              Age  Since       Experience and Other Directorships

              Nominees for Election as Class II Directors to Serve
                  Until the 2004 Annual Meeting of Stockholders

                                         Platelet Research Products, Inc.,  a
                                         private biopharmaceutical  company
                                         developing  therapeutic  products
                                         derived from blood platelets, from  to
                                         1991 to 1994.  President, Chief
                                         Operating Officer and a director of
                                         VimRx Pharmaceuticals, Inc., a  public
                                         pharmaceutical company developing
                                         therapeutics based on natural products,
                                         from 1988 to 1991.

                    Class III Directors Whose Terms Continue
                  Until the 2002 Annual Meeting of Stockholders

Jack H. Kessler, Ph.D......50   1986     Chief Executive Officer of the Company
                                         since December 1999, Chief  Scientific
                                         Officer and Secretary  since May 1991,
                                         and Chairman of the Board of Directors
                                         of the Company  since May 1996.
                                         Executive Vice-President of the Company
                                         from May 1991 to December  1999. The
                                         Company's  sole  stockholder,  officer
                                         and director  from 1986 to 1991.  From
                                         January 1990 until May 1991,  principal
                                         systems engineer for Kollsman
                                         Manufacturing Company,  a diagnostic
                                         instrument  design and  manufacturing
                                         company.

                      Class I Director Whose Term Continues
                  Until the 2003 Annual Meeting of Stockholders

Paul C. Desjourdy..........39   1996     President, Chief Operating  Officer and
                                         General Counsel of the Company since
                                         December 1999, Chief Financial  Officer
                                         since September 1993,  and  Treasurer
                                         from  May  1994.  Executive  Vice
                                         President of the Company from July 1996
                                         to December 1999, and Vice-President -
                                         Finance and Administration  of the
                                         Company from September 1993 to July
                                         1996.  Attorney  at the law  firm of
                                         Choate Hall & Stewart from 1989 to
                                         1993.  Certified Public Accountant at
                                        Arthur Andersen & Co. from 1983 to 1986.

                               Director     Principal Occupation, Other Business
         Name              Age  Since       Experience and Other Directorships

                      Class I Director Whose Term Continues
                  Until the 2003 Annual Meeting of Stockholders

Eugene Lieberstein.........62   1998     Law partner at the law firm of Anderson
                                         Kill & Olick,  P.C. specializing  in
                                         patent procurement and litigation  (Mr.
                                         Lieberstein and his firm serve as
                                         patent counsel for the Company)  since
                                         March 2000. Law partner at the law firm
                                         of Wyatt,  Gerber,  Meller and O'Rourke
                                         specializing in patent procurement  and
                                        litigation (Mr. Lieberstein and his firm
                                         served as patent  counsel for the
                                         Company) from 1993 to March 2000.
                                         Patent Counsel  for Union  Carbide
                                         Corporation  from  1970 to 1993.

         The Board of Directors recommends that the Stockholders vote FOR each of the two nominees.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met three times and acted once by unanimous written consent in the fiscal year ended December 31, 2000. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves.

         Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The current members of the Executive Committee are Messrs. Kessler (Chairman), Desjourdy and Richards. The Executive Committee did not meet during fiscal 2000.

         Audit Committee. In accordance with recently adopted National Association of Securities Dealers, Inc. ("NASD") requirements, the Company's Board of Directors adopted on May 24, 2000 a revised "Symbollon Corporation Audit Committee Charter" (the "Charter"). A copy of the Charter is attached as Exhibit A to this Proxy Statement. Pursuant to the Charter, The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal control which management has established, the Company's process for monitoring compliance with laws and regulations, and the audit process. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the

Company's accounting methods and internal control procedures. Specific duties of the Audit Committee are set forth in the Charter. The current members of the Audit Committee are Messrs. Richards (Chairman), Maradie and Lieberstein. Each member of the Audit Committee is an "independent director', as that term is defined in Rule 4200(a) (15) of the listing standards of the NASD. The Audit Committee did not meet during fiscal 2000.

         Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for the Company's executives. The Compensation Committee also authorizes stock option grants, administers the 1993 Stock Option Plan and proposes other stock option plans. The current members of the Committee are Messrs. Kessler (Chairman), Maradie and Lieberstein. The Compensation Committee did not meet during fiscal 2000.

Audit Committee Report

         In accordance with rules recently adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2000.

         The Audit Committee has discussed with independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

         The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committee"), as modified or supplemented, and has discussed with the independent auditors the auditors' independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         This  report  is  submitted  on  behalf  of the  members  of the  Audit
Committee.

                                    James C. Richards (Chairman)
                                    Richard F. Maradie
                                    Eugene Lieberstein

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2001 for (i) each of the Company's directors, (ii) each of the Named Executive Officers,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock:

Name and Address of                         Shares of Common       Percent of
Beneficial Owner (1)                     Stock Beneficially Owned   Class (2)
-----------------------                  ------------------------   ---------

Richard P. Morgenstern (3)                     645,000                15.1%

Dr. Jack H. Kessler (4)(5)                     496,514                11.5%

Paul C. Desjourdy (4) (6)                      366,814                 8.5%

Richard M. Lilly (7)                           336,270                 7.9%

Dr. James C. Richards (4)(8)                   154,951                 3.6%

Eugene Lieberstein (4)(9)                       55,850                 1.3%

Richard F. Maradie (4)(10)                      13,750                   *

All Executive Officers
and Directors as a Group (5 persons) (11)    1,087,879                24.1%
-----------------------------------------
*        Less than 1% of the Common Stock outstanding.
(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Based upon 4,264,538 shares of Common Stock but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options or warrants exercisable within 60 days.
(3) Includes 90,000 shares owned by the Alan S. Morgenstern 1994 Trust, 90,000 shares owned by Carol E. Morgenstern, 60,000 shares owned by Pure Holdings, L.P., 10,000 shares owned by Star Investments, L.P., 165,000 shares held by Mr. Morgenstern as custodian for his children and 110,000 shares held by Carol E. Morgenstern as custodian for her children. The address of Mr. Morgenstern is c/o White, Zuckerman, Warsavsky, Luna & Wolf, 14455 Ventura Blvd., Sherman Oaks, CA 91423.
(4) The address of Directors Kessler, Richards, Desjourdy, Maradie and Lieberstein is c/o Symbollon Corporation, 37 Loring
         Drive, Framingham, MA 01702.
(5) Includes 1,100 shares owned by his minor child and currently exercisable options to purchase 60,000 shares of Common Stock.
(6) Includes currently exercisable options to purchase 60,000 shares of Common Stock.
(7) Includes 10,000 shares owned by his minor children, 5,500 shares owned by his wife and 14,748 shares owned by Indianapolis Securities, Inc., which Mr. Lilly may be considered to beneficially own, and to have shared investment and voting power with respect to. The address of Mr. Lilly is 11300 Sundance Lane, Boca Raton, FL 33428.
(8) Includes currently exercisable options to purchase 11,250 shares of Common Stock.
(9) Includes currently exercisable options and warrants to purchase 16,750 shares of Common Stock.
(10) Includes currently exercisable options to purchase 13,750 shares of Common Stock.
(11) Includes the 93,334 shares owned by Bausch & Lomb Pharmaceuticals, Inc. which, with certain exceptions, are voted in accordance with the recommendations of the Board of Directors of Symbollon and currently exercisable options and warrants to purchase 161,750 shares of Common Stock held by executive officers and directors as a group.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by the Company for each of the Company's last three completed fiscal years to its executive officers whose annual compensation exceeded
$100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.





                          Summary of Compensation Table

                                                        Annual            Long Term
                                                     Compensation        Compensation
                                                     ------------    ------------------------
                                                        Salary       Securities Underlying        All Other
Name and Principal Position                 Year          ($)           Options/SARs (#)     Compensation ($) (1)
---------------------------                 ----     ------------    ----------------------- --------------------

Jack H. Kessler                             2000        $175,000           150,000                $   624
 Chief Executive Officer, Chief             1999        $160,000           180,000                $   624
 Scientific Officer and Secretary           1998        $160,000            60,000                $   624

Paul C. Desjourdy                           2000        $170,000           150,000                $   264
 President, Chief Operating Officer,        1999        $145,000           180,000                $   264
 Chief Financial Officer and Treasurer      1998        $145,000            60,000                $   264


--------------------------------------
(1) For each year includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler: $624 and Mr. Desjourdy: $264.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information with respect to options granted during the last fiscal year to the Named Executive Officers of the Company.


                                Individual Grants

                           Number of                 % of Total
                           Securities                Options/SAR
                           Underlying                Granted to        Exercise
                           Options/SAR's             Employees in      or Base
         Name              Granted(#)                Fiscal Year       Price ($/Sh)     Expiration Date
         ----              -------------             ------------      ------------     ---------------

Jack H. Kessler             150,000 (1)              46.5%             $1.94            December 19, 2010


Paul C. Desjourdy           150,000 (1)              46.5%             $1.94            December 19, 2010



---------------------------
(1) These options vest and become exercisable one-third on December 19, 2001, December 19, 2002 and December 19, 2003.



Aggregated Fiscal Year-End Option Values

         The following table set forth certain information with respect to the number of unexercised stock options held by each Named Executive Officer on December 31, 2000, and the value of the unexercised in-the-money options at that date.

                    Aggregated Fiscal Year-End Option Values


                                                                                  Value of Unexercised
                              Number of Securities                                    In-The-Money
                            Underlying Unexercised                                  Options at Fiscal
                           Options at Fiscal Year-End                               Year-End ($) (1)         .
                        ---------------------------------                     ------------------------------
         Name           (#)Exercisable   (#)Unexercisable                     Exercisable      Unexercisable
         ----           --------------   ----------------                     -----------      -------------

Jack H. Kessler            271,281           285,000                           $ 38,590            $  -0-
Paul C. Desjourdy          311,614           285,000                           $ 38,590            $  -0-
------------------

(1) The value of unexercised in-the-money options at December 31, 2000, was determined by multiplying the difference between the fair market value (the closing sales price) of the Common Stock at the close of business on December 31, 2000 ($1.69 per share) and the option exercise price, by the number of options outstanding at that date.

Director Compensation

         Upon Board of Directors' approval in May 1998, the Company no longer provides cash compensation to directors for attendance at board or committee meetings. Each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Common Stock at the then fair market value under the Company's 1995 Non-Employee Directors' Stock Option Plan. The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. In addition, in 1998 when they joined the Board of Directors Messrs. Lieberstein and Maradie were each granted an option under the Company's 1993 Stock Option Plan at the then fair market value, vesting equally over three years, to purchase 10,000 shares of Common Stock. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

Employment Agreements

         On  December  14,  1999,  the  Company   entered  into  new  employment
agreements with Dr. Jack H. Kessler, its Chairman of the Board of Directors, Chief Executive Officer and Chief Scientific Officer and with Mr. Paul C. Desjourdy, its President, Chief Operating Officer, General Counsel, Chief Financial Officer and a director. Both agreements expire in December 2005. In 2001, Dr. Kessler and Mr. Desjourdy will receive salaries of $225,000 and $215,000, respectively, per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of the Company's Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. They will be entitled to participate in employee benefit plans.

         The Company has the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone confidential information of the Company during the term of their employment or thereafter and will not compete with the Company utilizing the Company's proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of the Company shall be the property of the Company.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to the Company's technology, is not expected to be assigned to the Company. As a result, use of the Company's technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

         For information on the Company's executive loan program for stock option exercise, see "Certain Transactions" below.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during 2000 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied.

                              CERTAIN TRANSACTIONS

         For its services as placement agent for the Company's 1999 private placement of units consisting of shares of Common Stock and warrants (each warrant exercisable for one share of Common Stock (the "Warrants")), Indianapolis Securities, Inc., of which Richard M. Lilly is a principal, received aggregate cash commissions of $106,733 and 60,990 Warrants from the Company. The 60,990 Warrants were exercised at $3.00 per share in August 2000.

         During 2000, the Company paid an aggregate of approximately $84,000 for legal services to Eugene Lieberstein or Anderson Kill & Olick, P.C., of which law firm he was a partner.

         In May 2000, the Board of Directors approved an executive loan program pursuant to which the Company's executives could borrow from the Company up to $500,000 each for the purpose of exercising stock options. Under the program, any borrowings would be evidenced by a promissory note bearing interest at the applicable federal rate and secured by the underlying shares purchased. In the event the executive's employment with the Company is terminated prior to December 31, 2005, and the market value of the pledged shares on the date of such termination is less than the principal and accrued but unpaid interest under the note at such time, then the Company's sole recourse for payment of the note would be the pledged shares.

         In January 2001, Messrs. Kessler and Desjourdy exercised options to purchase 211,281 and 251,614 shares of Common Stock, respectively, pursuant to the Company's executive loan program. The principal amounts of the promissory notes for Messrs. Kessler and Desjourdy were $385,645 and $448,915, respectively. For information concerning employment agreements with and options granted to or held by the Company's officers, see "Executive Compensation".

                             CHANGE IN COMPANY NAME

         The Board of Directors of the Company has unanimously approved a proposal to amend the Certificate of Incorporation in order to change the name of the Company from Symbollon Corporation to "Symbollon Pharmaceuticals, Inc.". The Board of Directors believes that the Company's current name does not properly reflect Symbollon's business activities. Since the Company's sole activities at present are focused on development and commercialization of pharmaceuticals, the Board believes that the new name will more directly facilitate identification of the Company's business activities.

         Assuming the name change is approved, it will be effected by the filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State. If the name change is effected, all new share certificates issued by the Company will be printed with the new name. Those stockholders who submit their certificates for exchange will receive new share certificates with the new corporate name.

         The amendment of the Certificate of Incorporation to change the name of the Company requires the affirmative vote of a majority of the outstanding shares of Common Stock.

         The Board of Directors of Symbollon recommends a vote FOR change in the Company's name.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends a vote for the ratification of BDO Seidman, LLP ("BDO") as the independent auditors for the Company for 2001.

         BDO served as the Company's independent accountants for its 2000 fiscal year. The Company has requested that a representative of BDO attend the meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

Audit Fees

         The aggregate fees billed by BDO as the Company's independent auditors to conduct the annual audit of the Company's books and records for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for fiscal 2000 were $43,000.

Financial Information Systems Design and Implementation Fees

         There were no fees billed by BDO for services relating to financial information systems design and implementation for fiscal 2000.

All Other Fees

         The aggregate fees billed by BDO for all other services rendered to the Company during fiscal 2000 were $3,700, which related to the Securities and Exchange Commission registration statement review.

         The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining BDO's independence.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 2002 PROXY STATEMENT

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting, such proposals must be received by the Company no later than December 10, 2001. Proposals should be directed to the attention of the Assistant Secretary of the Company.

       STOCKHOLDERS PROPOSALS FOR PRESENTATION AT THE 2002 ANNUAL MEETING
                    WITHOUT INCLUSION IN THE PROXY STATEMENT

         Stockholders who wish to present any proposal or matter at the 2002 Annual Meeting of Stockholders (other than by the process for including stockholder proposals in the proxy statement) are required to notify the Investor Relations Department of the Company of their intent no later than February 24, 2002. The notice should describe the proposal or matter. This requirement does not apply to the deadline for submitting stockholder proposals for inclusion in the proxy statement (see "Stockholders Proposals for the 2002 Proxy Statement" above), nor does it apply to questions a stockholder may wish to ask at the meeting.

         The Company retains discretion to vote proxies it receives with respect to such proposals received after February 24, 2002. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 24, 2002 provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is furnishing without charge to each person whose proxy is being solicited, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                                   By order of the Board of Directors,

                                             PAUL C. DESJOURDY
                                            Assistant Secretary

Dated: April 9, 2001

                                                                  Exhibit A


                              Symbollon Corporation
                             Audit Committee Charter

Organization

         This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

         The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

         The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

    o The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

    o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-QSB. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-KSB (or the annual report to shareholders if distributed prior to the filing of Form 10-KSB), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.